Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-1 of Motorcar Parts of America, Inc. (the “Company”), our reports dated August 23, 2011 and June 30, 2010, except for note 14 which is as of June 1, 2011, relating to the combined financial statements of Fenwick Automotive Products Ltd. and Introcan Inc., included in the Company’s Current Reports on Form 8-K dated September 13, 2011 and Form 8-K/A dated July 22, 2011 for the years ended March 31, 2011 and March 31, 2010, respectively.

We also consent to the reference to us under the caption “Experts” in the related Prospectus.

/s/ BDO Canada LLP
BDO Canada LLP

Chartered Accountants, Licensed Public Accountants
Mississauga, Canada

December 21, 2012